NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 03, 2021, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 22, 2021 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Nuveen Tax-Advantaged Dividend Growth Fund and Nuveen Multi-Asset Income Fund became effective on November 22, 2021. Each Share of Common Share of Beneficial Interest of Nuveen Tax-Advantaged Dividend Growth Fund was exchanged for 0.91062500 new shares of Common Shares of Beneficial Interest of Nuveen Multi-Asset Income Fund. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 22, 2021.